Exhibit 10.2

Execution Version

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of February 5, 2021, is entered into between iMedia Brands, Inc., a Minnesota corporation (“Transferor”), and TCO, LLC, a Delaware limited liability company (“Transferee”).

RECITALS

WHEREAS, Transferor wishes to transfer and assign to Transferee, and Transferee wishes to accept and assume from Transferor, the rights and obligations of Transferor to the Contributed Assets (as defined herein) and the Assumed Liabilities (as defined herein), in exchange for an equity interest in Transferee, as further described and subject to the terms and conditions set forth herein and in the Limited Liability Company Agreement of Transferee dated as of the date hereof (as amended, modified or supplemented, the “TCO Operating Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CONTRIBUTIONS

Section 1.01      Contribution of Assets. Subject to the terms and conditions set forth herein, Transferor hereby contributes, transfers, assigns, conveys and delivers to Transferee, and Transferee does hereby accept and acquire from Transferor, all of Transferor’s right, title and interest in and to the assets set forth on Schedule 1.01 (collectively, the “Contributed Assets”), free and clear of any security interest, pledge, lien, charge, mortgage, claim or other encumbrance (each, an “Encumbrance”) other than those Encumbrances set forth on Schedule 1.01 (collectively, “Permitted Encumbrances”).

Section 1.02      Assumption of Liabilities. Subject to the terms and conditions set forth herein, Transferee hereby assumes and agrees to pay, perform and discharge all liabilities and obligations of Transferor arising under the Contributed Assets after the Closing (as defined herein), and are not attributable to any breach, default or violation on or before the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Transferee shall not assume any liabilities or obligations of Transferor or its affiliates of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03      Consideration. In consideration for the Contributed Assets, Transferee agrees to issue to Transferor a fifty-one percent (51%) Percentage Interest (as defined in the TCO Operating Agreement) in Transferee (the “Company Interest”), free and clear of all Encumbrances other than as imposed by the TCO Operating Agreement or applicable securities laws. Upon issuance by Transferee of the Company Interest to Transferor, the Company Interest shall be duly authorized and validly issued.

ARTICLE II
Closing

Section 2.01      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02      Closing Deliveries. At the Closing:

(a)           Transferor shall deliver to Transferee (i) fully executed documents of conveyance to effect the contribution of the Contributed Assets to Transferee, each in a form that is reasonably acceptable to Transferee, and (ii) an executed counterpart of its signature page to the TCO Operating Agreement , each in the form provided by Transferee to Transferor.

(b)           Transferee shall deliver to Transferor (i) a certificate evidence reasonably satisfactory to Transferor of the issuance of the Company Interest to Transferor and (ii) a fully executed copy of the TCO Operating Agreement.

ARTICLE III
Representations and warranties of TRANSFEROR

Transferor represents and warrants to Transferee that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01      Organization and Qualification of Transferor. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and has full corporate power and authority to own, operate or lease the assets now owned, operated or leased by it, including the Contributed Assets, and to carry on its business as currently conducted. Transferor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the Contributed Assets or the conduct of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated under this Agreement, the TCO Operating Agreement and the other documents and agreements being executed by Transferor in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”).

Section 3.02      Authority of Transferor; Enforceability. Transferor has full corporate power and authority to enter into the Transaction Agreements and the TCO Operating Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Transferor of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all requisite entity action on the part of Transferor. The Transaction Agreements have been duly executed and delivered by Transferor, and (assuming due authorization, execution and delivery by any other parties thereto) constitute legal, valid and binding obligations of Transferor, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by Transferor of the Transaction Agreements, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Transferor or its affiliates; (b) violate or conflict with any judgment, order, decree or law applicable to Transferor, any of its affiliates, or the Contributed Assets; (c) except as would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated by the Transaction Agreements on a timely basis, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Transferor or its affiliates is a party or otherwise bound or to which any of the Contributed Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Contributed Assets. No consent, approval, waiver or authorization is required to be obtained by Transferor or its affiliates from any person in connection with the execution, delivery and performance by Transferor of the Transaction Agreements or the consummation of the transactions contemplated thereby, except such consents, approvals, waivers or authorizations which would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated thereby on a timely basis.

Section 3.04      Title to Contributed Assets. Transferor has good and valid title to or, in the case of leased or subleased assets, a valid leasehold interest in all of the Contributed Assets, free and clear of Encumbrances other than Permitted Encumbrances. By virtue of the Transaction Agreements delivered at the Closing by Transferor (and assuming due authorization, execution and delivery by the other parties thereto), Transferee will obtain good and valid title to or a valid leasehold interest in the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.05      Compliance with Laws. Transferor has complied, and is now complying, in all material respects with all federal, state and local laws and regulations applicable to Transferor’s conduct of business as it relates to ownership and use of the Contributed Assets.

Section 3.06      Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Transferor’s knowledge, threatened against or by Transferor (a) relating to or affecting the Contributed Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Agreements. To Transferor’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 3.07      Intellectual Property.

(a)           “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)           Schedule 1.01 includes all Intellectual Property included in the Contributed Assets (collectively, the “Contributed IP”). Except as set forth on Schedule 1.01, the Contributed IP includes all Intellectual Property rights necessary for the use of the Contributed Assets as currently used or operated by Transferor. Transforor owns or has adequate, valid and enforceable rights to use all the Contributed IP, free and clear of all Encumbrances other than Permitted Encumbrances. Neither Transferor nor its affiliates is bound by any outstanding judgment, injunction, order or decree restricting the use of the Contributed IP, or restricting the licensing thereof to any person. With respect to any registered Intellectual Property listed on Schedule 1.01, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Transferor has paid all maintenance fees and made all filings required to maintain Transferor’s ownership thereof. For all such registered Intellectual Property, Schedule 1.01 lists (x) the jurisdiction where the application or registration is located, (y) the application or registration number, and (z) the application or registration date.

(c)           The prior and current use of the Contributed IP by Transferor and its affiliates has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person and there are no claims pending or threatened by any person with respect to the ownership, validity, enforceability, effectiveness or use of the Contributed IP. No person is infringing, misappropriating, diluting or otherwise violating any of the Contributed IP, and neither Transferor nor any of its affiliates has made or asserted any claim, demand or notice against any person alleging any such infringement, misappropriation, dilution or other violation.

Section 3.08      Securities Matters. Transferor is acquiring the Company Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Transferor acknowledges that the Company Interest is not registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, and that the Company Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Transferor is able to bear the economic risk of holding the Company Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE IV
Representations and warranties of TRANSFEREE

Transferee represents and warrants to Transferor that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01      Organization. Transferee is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 4.02      Authority; Enforceability. Transferee has full limited liability company power and authority to enter into the Transaction Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Transferee of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite entity action on the part of Transferee and, if required, its affiliates. The Transaction Agreements to which Transferee is a party have been duly executed and delivered by Transferee, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of Transferee, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.03      No Conflicts; Consents. The execution, delivery and performance by Transferee of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the certificate of formation, TCO Operating Agreement or other organizational documents of Transferee; (b) violate or conflict with any provision of law or governmental order applicable to Transferee; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Transferee is a party. No consent, approval, waiver or authorization is required to be obtained by Transferee from any person (including any governmental authority) in connection with the execution, delivery and performance by Transferee of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby.

Section 4.04      Legal Proceedings. There is no Action of any nature pending or, to Transferee’s knowledge, threatened against or by Transferee that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Agreements to which Transferee is a party. To Transferee’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
Covenants

Section 5.01      Public Announcements. No party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law, in which case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 5.02      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Transferor, when due. Transferor shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Transferee shall cooperate with respect thereto as necessary).

Section 5.03      Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE VI
Miscellaneous

Section 6.01      Expenses. All costs and expenses incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

Section 6.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a ..pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Transferor:	iMedia Brands, Inc. 6740 Shady Oak Road Eden Prairie, MN 55344 TPeterman@iMediaBrands.com Attention: Chief Executive Officer
If to Transferee:	TCO, LLC 6740 Shady Oak Road Eden Prairie, MN 55344 Attention: Legal Department

Section 6.03      Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and other agreements of the parties contained herein shall survive the Closing indefinitely.

Section 6.04      Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.06      Entire Agreement. This Agreement and the other Transaction Agreements constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a party hereto without the written consent of the other party hereto.

Section 6.08      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 6.09      Amendment and Modification. This Agreement, including any Disclosure Schedule, may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.10      Waiver. No waiver by a party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by a party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.11      Governing Law. This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.12      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 6.13      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IMEDIA BRANDS, INC.

By:	/s/ Tim Peterman

Tim Peterman, CEO

TCO, LLC

By:	/s/ Tim Peterman

Name:	Tim Peterman
Title:	Manager

SCHEDULE 1.01

CONTRIBUTED ASSETS

1.	Inventory with a Carrying Value of $3,570,000, which may include but is not limited to apparel, fashion accessories, home goods, electronics, health & beauty, kitchen & food, variety of consumer goods.